PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-52022
(To Prospectus dated August 15, 2007)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Oil Service HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Oil Service HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company(1)	Ticker	Share Amounts	Primary Trading Market
Baker-Hughes Inc.	BHI	21	NYSE
BJ Services Company	BJS	28	NYSE
Cameron International Corporation	CAM	8	NYSE
Diamond Offshore Drilling, Inc.	DO	11	NYSE
ENSCO International Inc.	ESV	11	NYSE
Exterran Holdings, Inc.	EXH	1.625	NYSE
Halliburton Company	HAL	44	NYSE
Nabors Industries Ltd.	NBR	24	NYSE
National Oilwell Vargo Inc.	NOV	14	NYSE
Noble Corporation	NE	22	NYSE
Rowan Companies, Inc.	RDC	8	NYSE
Schlumberger Ltd.	SLB	22	NYSE
Smith International, Inc.	SII	16	NYSE
Tidewater Inc.	TDW	5	NYSE
(New) Transocean Inc.	RIG	22.094	NYSE
Weatherford International Ltd.(2)	WFT	36	NYSE

(1)           The merger of Grant Prideco Inc. (NYSE ticker “GRP”) and National Oilwell Varco Inc. (NYSE ticker “NOV”) became effective April 21, 2008.  As a result, Grant Prideco Inc. is no longer an underlying constituent of the Oil Service HOLDRS Trust.  For the 9 shares of Grant Prideco Inc. per 100 share round lot of Oil Service HOLDRS, The Bank of New York Mellon received 4.0482 shares of National Oilwell Varco Inc. and $208.80.  The Bank of New York Mellon distributed the cash at a rate of $2.088 per depositary share of Oil Service HOLDRS on May 1, 2008.

(2)           Effective May 30, 2008, deposits of Weatherford International Ltd. Common Stock (“NYSE” ticker “WFT”) for creation of Oil Service HOLDRS, increased to 36 “WFT” (instead of 18 “WFT”) per round lot of 100 Oil Service HOLDRS due to the 2 for 1 stock split of Weatherford International Ltd.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is March 31, 2008.